Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AEP Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-58747, 33-58743, and 333-121710) on Form S-8 of AEP Industries Inc. of our report dated January 14, 2011, with respect to the consolidated balance sheets of AEP Industries Inc. and subsidiaries as of October 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended October 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2010 which report appears in the October 31, 2010 Annual Report on Form 10-K of AEP Industries Inc.

/S/ KPMG LLP
Short Hills, New Jersey
January 14, 2011